CONFIRMING STATEMENT

        This Statement confirms that the undersigned has authorized and designated the Chief Financial Officer or the Director of Compensation and Benefits of Interland, Inc. to execute and file on the undersigned’s behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Interland, Inc. The authority of the Chief Financial Officer or the Director of Compensation and Benefits of Interland, Inc. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned’s ownership of or transactions in securities of Interland, Inc., unless earlier revoked in writing. The undersigned acknowledges that the Chief Financial Officer or the Director of Compensation and Benefits of Interland, Inc. are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Dated as of January 8, 2004	/s/ John B. Balousek
John B. Balousek